UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 19, 2011 (August 16, 2011)

Magellan Petroleum Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

7 Custom House Street, Portland, ME	04101
(Address of Principal Executive Offices)	(Zip Code)

207-619-8500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Compensatory Arrangements of Principal Officers

Amended Employment Agreement

On August 16, 2011, the Company amended its Employment Agreement, dated September 28, 2009, with Susan M. Filipos, the Company’s Controller. The amended Employment Agreement (the “Amended Employment Agreement”) increases Ms. Filipos’ annual base salary to $135,000 effective as of April 1, 2011, subject to annual increases based on a measurement of inflation. The Amended Employment Agreement provides for an at-will term of employment and also contains customary confidentiality, cooperation, non-solicitation, non-competition, non-disparagement and related requirements. The Amended Employment Agreement provides that Ms. Filipos is entitled to reimbursement of business expenses while performing services for the Company. In connection with her initial appointment as the Company’s Controller, the Amended Employment Agreement confirms the award to Ms. Filipos on October 1, 2009 of 150,000 non-qualified stock options to purchase common stock of the Company under the Company’s 1998 Stock Incentive Plan, at an exercise price of $1.40 per share (the “fair market value” of a share of Company stock as of October 1, 2009).

The Amended Employment Agreement may be terminated for “Cause” by the Company, as defined in the Amended Employment Agreement. If the Amended Employment Agreement is terminated for “Cause”, Ms. Filipos will only be entitled to receive payment of certain accrued obligations as set forth in the Amended Employment Agreement (the “Accrued Obligations”). If the Company terminates Ms. Filipos’ employment for any reason other than death, disability or “Cause” or if Ms. Filipos resigns for “Good Reason” (as defined in the Amended Employment Agreement), then the Company shall pay to Ms. Filipos the Accrued Obligations and a severance benefit equal in amount to one-year’s base salary, based upon her then-current base salary without further increase, subject to certain conditions detailed in the Amended Employment Agreement.

A copy of Ms. Filipos’ Amended Employment Agreement, dated August 16, 2011, will be filed with the Company’s Form 10-Q for the quarter ending September 30, 2011 and is hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

By:	/s/ William H. Hastings
Name:	William H. Hastings
Title:	President and Chief Executive Officer

Dated: August 19, 2011

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